CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 13 to the Registration Statement for Fifth Third/Maxus Equity Fund of all references to our firm included in or made a part of this Amendment.


/S/ McCurdy & Associates CPA's, Inc.


McCurdy & Associates CPA's, Inc.
Westlake, Ohio
April 30, 2001